Exhibit 34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Abbey National plc

We have examined management's assertion, included in the accompanying Abbey National plc Annual Compliance Certificate with SEC Regulation AB Servicing Criteria, that Abbey National plc (the "Servicer") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for Holmes Master Issuer plc (the "Holmes Master Issuer") as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iv), 1122(d)(4)(x), 1122(d)(4)(xii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Servicer with respect to the Holmes Master Issuer.  Appendix 1 to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Holmes Master Issuer.  Management is responsible for the Servicer's compliance with the servicing criteria.  Our responsibility is to express an opinion on management's assertion about the Servicer's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Holmes Master Issuer, determining whether the Servicer performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances.  Our procedures were limited to selected servicing activities performed by the Servicer during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Holmes Master Issuer.  Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Servicer's compliance with the servicing criteria.

In our opinion, management's assertion that the Servicer complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Holmes Master Issuer is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chartered Accountants and Registered Auditors
London, United Kingdom
31 March 2008